Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Richardson Electronics, Ltd.:

We consent to the use of our report dated August 26, 2005, except for the Stock-Based Compensation and Earnings Per Share sections of Note A to the consolidated financial statements, as to which the date is February 1, 2006, and Note G and the geographic and long-lived asset information included in Note M to the consolidated financial statements, as to which the date is August 30, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

October 18, 2006